EXHIBIT 4.5

SPARTAN MOTORS, INC.
DIRECTORS' STOCK PURCHASE PLAN

ARTICLE 1

ESTABLISHMENT AND PURPOSES OF PLAN

          1.1          Establishment of Plan; Purposes of Plan. The Company hereby establishes the Spartan Motors, Inc. Directors' Stock Purchase Plan. The purposes of the Plan are to provide an opportunity and means by which non-employee directors can increase their financial interest in the Company, and thereby increase their personal interest in the Company's continued success, through the payment of directors' fees in Company Common Stock.

          1.2          Effective Date. The "Effective Date" of the Plan is June 11, 2002. Each Plan provision applies until the effective date of an amendment of that provision.

          1.3          Number of Shares of Stock. Subject to appropriate adjustment as required in connection with any change in the capital structure of the Company, including a change related to a stock dividend, stock split, recapitalization, merger, consolidation, combination, exchange of shares or other corporate event, a maximum of 25,000 shares of Common Stock shall be available under the Plan.

ARTICLE 2

DEFINITIONS

          2.1          Applicable Date. "Applicable Date" means any date on which a Director's Fee is payable to a Participant.

          2.2          Committee. "Committee" means the entire Board of Directors or any committee as the Board of Directors shall designate from time to time to administer the Plan. Any such committee shall consist of at least two members of the Board.

          2.3          Common Stock. "Common Stock" means the Company's common stock, $.01 par value.

          2.4          Company. "Company" means Spartan Motors, Inc.

          2.5          Director's Fee. "Director's Fee" means the amount of income payable to a Participant for service as a director, including payments for attendance at meetings of the Board of Directors or meetings of committees of the Board of Directors, and any retainer fee paid to members of the Board of Directors.

          2.6          Market Value. "Market Value" means the average of the highest and lowest sales prices of the Common Stock reported on The Nasdaq Stock Market on the first date preceding the Applicable Date on which shares of Common Stock were traded on The Nasdaq Stock Market.

          2.7          Participant. "Participant" means any non-employee director of the Company who is participating in the Plan.

          2.8          Plan. "Plan" means the Spartan Motors, Inc. Directors' Stock Purchase Plan, as such plan may be amended, administered or interpreted from time to time.

ARTICLE 3

ADMINISTRATION

          3.1          Power and Authority. The Committee shall administer the Plan, shall have full power and authority to interpret the provisions of the Plan and shall have full power and authority to supervise the administration of the Plan. All determinations, interpretations and selections made by the Committee regarding the Plan shall be final and conclusive. The Committee shall hold its meetings at such times and places as it deems advisable. Action may be taken by a written instrument signed by a majority of the members of the Committee, and any action so taken shall be fully as effective as if it had been taken at a meeting duly called and held. The Committee shall make such rules and regulations for the conduct of its business as it deems advisable. The members of the Committee shall not be paid any additional fees for their services.

          3.2          Delegation of Powers; Employment of Advisers. The Committee may delegate to any agent such duties and powers, both ministerial and discretionary, as it deems appropriate except those that may not be delegated by law or regulation. In administering the Plan, the Committee may employ attorneys, consultants, accountants or other persons, and the Company and the Committee shall be entitled to rely upon the advice, opinions or valuation of any such persons. The Company shall pay all usual and reasonable expenses of the Committee.

ARTICLE 4

PARTICIPATION

          4.1          Eligibility to Participate. A non-employee director shall be eligible to become a Participant in the Plan on the first day of the individual's term as a director. A director shall no longer be a Participant as of the termination of his or her directorship or on the date that such director becomes an employee of the Company.

ARTICLE 5

ELECTIVE PAYMENT OF DIRECTOR'S FEES IN COMMON STOCK

          5.1          Payment of Director's Fees. A Participant may elect to receive payment of at least 25% and up to 100% of Director's Fees in the form of Common Stock. On or shortly after each Applicable Date, the Participant shall receive a number of shares of Common Stock (rounded down to the nearest whole share) determined by dividing (i) the dollar amount of Director's Fees payable that the director has elected to receive in Common Stock by (ii) the Market Value of Common Stock on the Applicable Date. If the total Market Value of the purchased Common Stock is less than the total amount of the Participant's Director's Fees on the Applicable Date, the Participant shall receive the difference as a cash payment.

          5.2          Stock Purchase Election. The election to receive Director's Fees in the form of Common Stock shall be made by the Participant on a form provided for that purpose and shall be effective beginning as of the following Applicable Date. The election shall continue in effect until revoked or modified by the Participant for a subsequent Applicable Date.

          5.3          Timing of Payments. Issuances of shares of Common Stock under the Plan shall be made to the Participant on or shortly following each Applicable Date for which Director's Fees would have been payable to the Participant if the Participant had not made an election to receive Director's Fees in the form of Common Stock. The time of issuance and delivery of shares of Common Stock may be postponed for such period as may be required for the Company with reasonable diligence to comply with any registration or anti-fraud requirements under the Securities Act of 1933 or the Securities Exchange Act of 1934, any requirements under any state securities or other law or regulation applicable to the issuance, listing or transfer of such shares, or any agreement or regulation of any applicable stock exchange or quotation system.

ARTICLE 6

GENERAL PROVISIONS

          6.1          Amendment; Termination. The Company may amend the Plan prospectively or retroactively, in whole or in part, or terminate the Plan, provided that an amendment or termination may not reduce or revoke shares of Common Stock to be issued, and the amounts represented by them to be paid to, Participants as of the later of the date of adoption of the amendment or the effective date of the amendment or termination.

          6.2          Rights Not Assignable. A Participant's rights, and any shares of Common Stock to be issued, under the Plan shall not be subject to anticipation, alienation, assignment, conveyance, transfer, sale, pledge, encumbrance, charge or other disposition, whether voluntary or involuntary. Any attempt to anticipate, alienate, assign, convey, transfer, sell, pledge, encumber, charge or to otherwise dispose of benefits payable or shares to be issued, before actual receipt of the benefits or issuance, or a right to receive benefits or issuance of shares, shall be void and shall not be recognized.

          6.3          Unsecured Creditor Status. This Plan shall be an unfunded plan. A Participant shall therefore be an unsecured general creditor of the Company as to the payment of any benefit or issuance of shares under the Plan. The right of any Participant to be paid Director's Fees or receive shares of Common Stock under the Plan shall be no greater than the right of any other unsecured general creditor of the Company.

          6.4          No Trust or Fiduciary Relationship. Nothing contained in the Plan shall be deemed to create a trust or fiduciary relationship of any kind for the benefit of any Participant.

          6.5          Construction. The singular includes the plural, and the plural includes the singular, unless the context clearly indicates the contrary. Capitalized terms (except those at the beginning of a sentence or part of a heading) have the meaning specified in the Plan. If a capitalized term is not defined in the Plan, the term shall have the general, accepted meaning of the term.

          6.6          Disputes. If a dispute arises regarding the eligibility to participate in the Plan or any other matter relating to Plan participation, such dispute shall be made by and in the sole discretion of the Committee. The determination by the Committee with respect to such disputes shall be final and binding on all parties. If a dispute arises regarding the amount of any benefit payment or shares of Common Stock to be issued under the Plan that is not related to Participant eligibility disputes, the Committee may appoint a qualified independent certified public accountant to determine the amount of payment or number of shares and such determination shall be final and binding on all parties.

          6.7          Right of Company to Replace Directors. Neither the action of the Company in establishing the Plan, nor any provision of the Plan, shall be construed as giving any director the right to be retained as a director, or any right to any payment or issuance of shares whatsoever except to the extent of the benefits provided under the Plan. The Company expressly reserves the right at any time to replace or fail to renominate any director without any liability for any claim against the Company for any payment or issuance of shares whatsoever except to the extent provided under the Plan. The Company has no obligation to create any other or subsequent deferred compensation plan for directors.

          6.8          Governing Law; Severability. The Plan shall be construed, regulated and administered under the laws of the State of Michigan, without regard to conflict of law principles. If any provisions of the Plan shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the remaining provisions of the Plan, and the Plan shall be deemed to be modified to the least extent possible to make it valid and enforceable in its entirety.

APPENDIX A

SPARTAN MOTORS, INC.
DIRECTORS' STOCK PURCHASE PLAN

Stock Purchase Election Form

          I elect to receive the following percentage of my Director's Fees in the form of shares of Spartan Motors Common Stock pursuant to the Spartan Motors, Inc. Directors' Stock Purchase Plan (the "Plan"):

                              ___  25%          ___  50%          ___  75%          ___  100%

                              Other percentage to exceed 25% ________ (write in)

          The term "Director's Fees" means the amount of income payable to me for my service as a director, including payments for attendance at meetings of the Board of Directors or meetings of committees of the Board of Directors, and any retainer fee paid to members of the Board of Directors.

          This election will continue in effect until (1) I notify Spartan Motors' Board of Directors in writing of my desire to revoke or modify my election for a subsequent Applicable Date (as that term is defined in the Plan), (2) I no longer serve as a member of Spartan Motors' Board of Directors, (3) I become an employee of Spartan Motors, or (4) Spartan Motors terminates the Plan.

          The terms of the Plan will govern all aspects of my election.

Signature	Date

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